Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with the other Reporting Person (as such term is defined in the Schedule 13D/A referred to below) on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to Common Stock, par value $0.001 per share, of Agios Pharmaceuticals, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein, provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this fifth day of April, 2021.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Katherine R. Kelly
	Name:	Katherine R. Kelly
	Title:	Corporate Secretary

CELGENE CORPORATION

By:	/s/ Phil M. Holzer
	Name:	Phil M. Holzer
	Title:	President

CELGENE SWITZERLAND LLC

By:	/s/ Kevin Mello
	Name:	Kevin Mello
	Title:	Manager

CELGENE EUROPEAN INVESTMENT COMPANY

By:	/s/ Kevin Mello
	Name:	Kevin Mello
	Title:	Manager

CELGENE ALPINE INVESTMENT CO., LLC

By:	/s/ Kevin Mello
	Name:	Kevin Mello
	Title:	Manager